Free Writing Prospectus

Filed pursuant to Rule 433

September 7, 2010

Registration Statement No. 333-168565-01 and

Post-Effective Amendment No. 1

Relating to

Preliminary Prospectus Supplement dated September 7, 2010 to

Prospectus dated September 1, 2010

Coca-Cola Enterprises Inc. (“CCE”) today provided an update on its 2010 business outlook, including the outlook and objectives for International CCE Inc. (“New CCE”) in advance of an analyst presentation at the Barclays Back to School Conference.

NEW CCE GROWTH OBJECTIVES

CCE said that on a long-term basis, New CCE’s objectives are to achieve comparable and currency neutral growth rates:

•	Revenue growth of 4 percent to 6 percent;

•	Operating income growth of 6 percent to 8 percent;

•	Earnings per share growth in a high single-digit range;

•	Return on invested capital improvement of 20 basis points or more per year.

“These metrics reflect the solid growth opportunity that lies ahead in Europe”, said John F. Brock, chairman and chief executive officer. “They exceed our current long-term objectives. We are committed to these financial objectives, and in turn, to creating real value for our shareowners, our customers, and our employees.”

New CCE now expects to have approximately $2 billion in net debt, $2.4 billion in gross debt, and $400 million in cash at the close of the merger and separation described in New CCE’s Form S-4 (the “Merger and Separation”). Initially, New CCE expects approximately 350 million fully diluted shares outstanding and an initial tax rate of 28 to 30 percent in 2011.

After completing the Merger and Separation, New CCE expects to repurchase approximately $1 billion of its shares within the following 18 months, and to pay an expected annual dividend of $0.50 per share, all subject to the approval of New CCE’s Board of Directors. These plans may be adjusted depending on economic, operating, or other factors.

For 2011, earnings per share will likely exceed long-term objectives as a result of share repurchase activity.

FULL-YEAR 2010 CURRENT GUIDANCE INCREASED

On a comparable and currency neutral basis, New CCE now expects Europe to achieve high single-digit to low double-digit operating income growth. Also, on a comparable and currency neutral basis, New CCE now expects Europe to achieve mid single-digit revenue growth.

FORWARD-LOOKING STATEMENTS

Included herein are statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events of or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. The forward-looking statements herein should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission. In addition, consideration should be given to the following.

In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “believe”, “can”, “could”, “estimate”, “expect”, “intend”, “may”, “objective”, “plan”, “project”, “should”, “target”, “will”, “would”, or similar expressions. These statements are only predictions. Actual events or results may differ materially due to a number of factors, including, without limitation:

•	our business success, including our financial results, depends upon our relationship with The Coca-Cola Company (“TCCC”);

•	we may not be able to respond successfully to changes in the marketplace;

•	our sales can be adversely impacted by the health and stability of the general economy;

•	concerns about health and wellness could further reduce the demand for some of our products;

•

if we, TCCC, or other licensors and bottlers of products we distribute are unable to maintain a positive brand image or if product liability claims or product recalls are brought against us, TCCC, or other licensors and bottlers of products we distribute, our business, financial results, and brand image may be negatively affected;

•	changes in our relationships with large customers may adversely impact our financial results;

•	our business is vulnerable to products being imported from outside our territories, which adversely affects our sales;

•	increases in costs or limitation of supplies of raw materials could hurt our financial results;

•	miscalculation of our need for infrastructure investment could impact our financial results;

•	our financial results could be significantly impacted by currency exchange rates and currency devaluations could impair our competitiveness;

•	changes in interest rates or our debt rating could harm our financial results and financial position;

•	legislative or regulatory changes that affect our products, distribution, or packaging could reduce demand for our products or increase our costs;

•	additional taxes levied on us could harm our financial results;

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if we are unable to renew collective bargaining agreement on satisfactory terms, if we experience employee strikes or work stoppages or if adverse changes are made to employment laws or regulations, our business and financial results could be negatively impacted;

•	technology failures could disrupt our operations and negatively impact our business;

•	we may not fully realize the expected cost savings and/or operating efficiencies from our restructuring and outsourcing programs;

•	adverse weather conditions could limit the demand for our products;

•	global or regional catastrophic events could impact our business and financial results;

•	unexpected resolutions of contingencies could impact our financial results;

•	we may be affected by global climate change or by legal, regulatory, or market responses to such change;

•	our historical financial information may not be representative of our results as a separate company and, therefore, may not be reliable as an indicator of future results;

•	our indebtedness following completion of the Merger and Separation could adversely affect us;

•	increases in the cost of employee benefits, including pension retirement benefits, could impact our financial results and cash flow;

•	following completion of the Merger and Separation, we may be subject to assumed liabilities or indemnification obligations that are greater than expected;

•	after completion of the Merger and Separation, we may fail to realize the anticipated benefits of the separation, which could adversely affect the value of any of our securities;

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the Merger and Separation is subject to the receipt of certain required clearances or approvals from governmental entities that could prevent or delay completion of the Merger and Separation or impose conditions that could have a material adverse affect on us;

•	we and the businesses we will acquire will be subject to business uncertainties and contractual restrictions while the Merger and Separation is pending, which could have an adverse effect on us;

•	we may have difficulty obtaining financing required for the Merger and Separation on satisfactory terms; and

•	we could be subject to Coca-Cola Enterprises Inc.’s liabilities as a result of laws protecting creditors.

We caution you that these factors may not be exhaustive. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this free writing prospectus. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our business. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

DEFINITION OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measure return on invested capital (ROIC) is net operating income less effective taxes divided by average invested capital. Average invested capital is average annual net debt plus average annual book equity. Net debt is current debt plus long-term debt minus cash. These measures are used to more clearly evaluate our capital structure and leverage.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322, Barclays Capital Inc., toll-free at 1-888-603-5847, BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Citigroup Global Markets Inc., toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, Deutsche Bank Securities Inc., at 1-800-503-4611, HSBC Securities (USA) Inc., toll-free at 1-800-294-1322, RBS Securities Inc., toll-free at 1-866-884-2071.

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